PRICING SUPPLEMENT (To Prospectus Supplement dated December 22, 2006 and Prospectus dated December 21, 2006)	Filed pursuant to Rule 424(b)(3) Registration No. 333-139448
KfW, Frankfurt/Main, Federal Republic of Germany
USD 50,000,000 Floating Rate Callable Notes due March 12, 2012
CUSIP: 48245AAW1
ISIN: US48245AAW18
     Investing in the Notes involves certain risks that are described in the “Risk Factors” section in the Prospectus Supplement.

	Price to	Discounts and	Proceeds, before
	Public(1)	Commissions	expenses to KfW
Per Note	100%	-	100%
Total	U.S.$50,000,000	-	U.S.$50,000,000
(1)	Plus accrued interest, if any, from the Interest Commencement Date specified below, if the notes are delivered after that date.
The Dealer named below expects to deliver the notes to investors on or about March 12, 2007.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this pricing supplement or the related prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

RBC CAPITAL MARKETS CORPORATION
FEBRUARY 23, 2007

ABOUT THIS PRICING SUPPLEMENT
     This pricing supplement supplements the accompanying prospectus supplement dated December 22, 2006 relating to KfW’s Medium-Term Note Program and the accompanying prospectus dated December 21, 2006 relating to KfW’s debt securities. If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.
     You should read this pricing supplement along with the accompanying prospectus supplement and prospectus. All three documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information. KfW and the dealers are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying prospectus supplement and prospectus is current only as of this date, and information incorporated by reference is current only as of the date of such information.

PS-2

SPECIFIC TERMS

Issuer: KfW	Title of Securities: USD 50,000,000 Floating Rate Callable Notes due March 12, 2012

Aggregate Principal Amount: USD 50,000,000	Initial Interest Rate: None

Original Issue Date: March 12, 2007	Maturity Date: March 12, 2012

Interest Commencement Date: March 12, 2007	First Interest Payment Date: September 12, 2007

Final Redemption Price: 100.0%

Type of Floating Rate Note:
     ☑ Regular Floating Rate
          Floating Rate of 7.00% p.a. times (n/N) as defined below
Interest Rate Basis/Bases:

☑ LIBOR, as set forth below
LIBOR Currency (if not U.S. dollars):
LIBOR Moneyline Telerate Page:
LIBOR Reuters Screen Page: LIBOR01 or any successor page
     ☑ Other:
Interest Commencement Date to but excluding the Maturity Date: Interest will be calculated according to the following formula:
7.00% p.a. times (n/N)
Where:
“n” is the actual number of days in the Interest Period in which the daily fixing of the Reference Rate is AT or BELOW the Upper Barrier and AT or ABOVE the Lower Barrier.
“N” is the total number of calendar days in each Interest Period.
“Interest Period” is the period from and including the Interest Commencement Date to but excluding the immediately following Interest Payment Date and thereafter any period from and including an Interest Payment Date to but excluding the next following Interest Payment Date.
“Reference Rate” for a calendar day means the Six month USD-LIBOR-BBA as rate for deposits in US Dollars for a period of six months observed on Reuters page LIBOR01 at or around 11.00am London time on each calendar day of the respective Interest Period, provided however, that if such day is not a London Business Day, the Reference Rate for such day shall be deemed to be the Reference Rate as determined on the immediately preceding London Business Day, and provided further, that the Reference Rate for each calendar day falling after the fifth London and New York Business Day immediately preceding the applicable Interest Payment Date (the “Rate Cut-Off Date”) shall be the Reference Rate as determined on such Rate Cut-Off Date.
If the Reference Rate cannot be determined on any such day, the Calculation Agent will determine the Reference Rate based on quotations from four major reference banks in the London interbank market, as described in the Prospectus, for deposits in U.S. dollars for a period of six months.
“Upper Barrier” 6.25%
“Lower Barrier” 0.00%
“London Business Day” is any day except for Saturday, Sunday or a day on which commercial banks and foreign exchange markets settle payments and are open for general business in London.

PS-3

Spread: N.A.	Maximum Interest Rate: 7.00% p.a.
Spread Multiplier: N.A.	Minimum Interest Rate: 0.00%
Index Maturity: N.A.
Interest Reset Period:

☑ daily	☐ weekly	☐ monthly
☐ quarterly	☐ semi-annually	☐ annually
Interest Calculation Date(s): as provided in §3(F)(1) of the Conditions (unless otherwise specified) 5th London and New York Business Day immediately preceding the applicable Interest Payment Date.
Calculation Agent:
☑ Other: Royal Bank of Canada, London
Interest Payment Date(s): The 12th day of the following:
     ☑ Each of the following two calendar months in each year: March and September

Redemption:	☑ Yes	☐ No
Redemption Date(s) (as provided in para. 2 of §7 of the Conditions): Each March 12 and September 12, commencing March 12, 2008.
Minimum Redemption Notice Period: 10 New York Business Days
Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed): 100.0%

Repayment:	☐ Yes	☑ No
Specified Currency: U.S. dollars for all payments unless otherwise specified below:
      Authorized Denomination: U.S.$1,000

Original Issue Discount (“OID”) Note:	☐ Yes	☑ No

Day Count Fraction:	☐ Act/360 (as provided in §3(F)(3)(a) of the Conditions)
☐ Actual/Actual ISDA (as provided in §3(F)(3)(b) of the Conditions
☑ Other: 30/360:
§3 (F) (3) of the Terms and Conditions shall be replaced as follows:

With respect to each Note, accrued interest is calculated by multiplying the principal amount of the Note by the interest rate applicable and the Day Count Fraction. For this purpose, “Day Count Fraction” means, in respect of any period of time from and including the first day of such period but excluding the last day of such period (the “Calculation Period”), the number of days in the Calculation Period divided by 360, the number of days to be calculated on the basis of a year of 360 days with 12 30-day months (unless (A) the last day of the Calculation Period is the 31st day of a month but the first day of the Calculation Period is a day other than the 30th or 31st day of a month, in which case the month that includes that last day shall not be considered to be shortened to a 30-day month, or (B) the last day of the Calculation Period is the last day of the month of February in which case the month of February shall not be considered to be lengthened to a 30-day month).
Business Day Convention (for Interest Payment Dates other than the Maturity Date):
As provided in §3(E) of the Conditions (unless otherwise specified: ):
☐ Following Business Day Convention, adjustment of Interest
☑ Modified Following Business Day Convention, no adjustment of Interest
     Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.

PS-4